EXHIBIT 2.2

FIRST AMENDMENT TO THE

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This First Amendment to the Membership Interest Purchase Agreement, dated as of November 30, 2017 (this “Amendment”), is entered into by and between Black Rhino, LP, a Delaware limited partnership (the “Seller”), and Viking Energy Group, Inc., a Nevada corporation (the “Purchaser” and, together with Seller, the “Parties” and each a “Party”).

WHEREAS, the Parties have entered into that certain Membership Interest Purchase Agreement, effective November 1, 2017 (as heretofore amended, supplemented or modified, the “Agreement”);

WHEREAS, Section 10.11 of the Agreement provides that the Agreement may be amended or modified by an agreement in writing executed by both Parties; and

WHEREAS, the Parties desire to amend the Agreement to extend the deadline to deliver Title Defect Notices and Title Benefit Notices to on or before 5:00 p.m., Central Standard Time, on December 4, 2017.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the meanings assigned to them in the Agreement.

2. Amendment to the Agreement. The term “Title Claim Date” in the Agreement is hereby amended to 5:00 p.m., Central Standard Time, on December 4, 2017. All references to Title Claim Date in the Agreement shall refer the Title Claim Date, as amended by this Amendment.

3. Effect of the Amendment. Except as expressly modified by this Amendment, all of the terms and provisions of the Agreement remain in full force and effect and are hereby ratified and confirmed by the Parties. On and after the date hereof, each reference in the Agreement to “Agreement,” “hereunder,” “hereof,” “hereto,” “herein” and words of similar import, and each reference to the Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement as amended by this Amendment.

4. Miscellaneous.

(a) Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, without giving effect to the conflicts of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.

(b) Captions. The section titles (and the titles of other subdivisions of this Amendment) and headings in this Amendment are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Amendment.

(c) Electronic Signatures; Counterparts. This Amendment may be executed by electronic transmission of signatures by any Party (i.e., portable document format or similar method) and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Amendment may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

(d) Amendment and Modification. This Amendment may be amended, modified or supplemented only by written agreement of the Parties hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

SELLER BLACK RHINO, LP
By:	Black Rhino (GP), LLC, a Delaware limited liability company, its General Partner

By:	/s/ Darla Tollefson
Name:	Darla Tollefson
Title:	Manager

PURCHASER

VIKING ENERGY GROUP, INC.

By:	/s/ James A. Doris
Name:	James A. Doris
Title:	President and Chief Executive Officer

[Signature Page to the First Amendment to the

Membership Interest Purchase Agreement]

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